Exhibit 5.1

[Letterhead of Jones Day]

September 25, 2019

NRC Group Holdings Corp.
952 Echo Lane, Suite 460
Houston, Texas 77024

Re:	Registration Statement on Form S-3 Filed by NRC Group Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel for NRC Group Holdings Corp., a Delaware corporation (the “Company”), in connection with: (1) the registration for resale from time to time by certain of the Company’s stockholders, of (a) 23,021,521 shares (the “Merger Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued pursuant to the Purchase Agreement, dated as of June 25, 2018, by and between the Company and the parties thereto, as further amended (the “Purchase Agreement”); (b) 2,969,805 shares (the “Contingent Shares”) of Common Stock that may be issued from time to time pursuant to the Purchase Agreement; (c) 3,902,440 shares (the “PIPE Shares”) of Common Stock issued to certain institutional accredited investors (the “Subscribers”) in connection with the Company’s business combination that was completed on October 17, 2018 (the “Business Combination”); (d) 1,050,000 shares (the “Preferred Shares”) of the Company’s 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) issued in connection with the Business Combination; and (e) 12,694,663 shares of Common Stock, representing (i) 8,400,000 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and (ii) 4,294,663 shares of Common Stock issuable over the next five years if the Company pays all dividends on the Series A Convertible Preferred Stock in shares of Common Stock (the “Dividend Shares” and, together with the Merger Shares, the Contingent Shares, the PIPE Shares, the Preferred Shares and the Conversion Shares, the “Shares”); and (2) the authorization of the issuance and sale from time to time of 19,248,741 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of 19,248,741 common stock purchase warrants (the “Warrants”), each issued pursuant to that certain Warrant Agreement, dated as of June 22, 2017, between Continental Stock Transfer & Trust Company and the Company (as amended and in effect from time to time, the “Warrant Agreement”); in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares and the Warrant Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

NRC Group Holdings Corp.

September 25, 2019

Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants and Warrant Agreement, will be validly issued, fully paid and nonassessable.
2.	The Merger Shares, the PIPE Shares, and the Preferred Shares have been validly issued and are fully paid and nonassessable.
3.	The Contingent Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefore as provided therein, will be validly issued, fully paid and nonassessable.
4.	The Conversion Shares, when issued upon conversion of the Series A Convertible Preferred Stock pursuant to the terms and conditions of the Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (the “Certificate of Designations”) and the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), will be validly issued, fully paid and nonassessable.
5.	The Dividend Shares, when issued upon declaration by the Company’s Board of Directors and paid pursuant to the terms and conditions of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that: (1) the resolutions authorizing the Company to issue and deliver the Contingent Shares pursuant to the Purchase Agreement by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which the Contingent Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions; (2) each issuance of Contingent Shares by the Company under the Purchase Agreement will be approved by the Board of Directors of the Company (or an authorized committee thereof); and (3) the resolutions authorizing the Company to issue and deliver the Dividend Shares pursuant to the Certificate of Designations will have been adopted by the Company’s Board of Directors (or an authorizing committee thereof) and will be in full force and effect at all times at which the Dividend Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

NRC Group Holdings Corp.

September 25, 2019

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day